Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Continued Progress With Further Earnings Improvement and Reduction In Non-Performing Assets

ARLINGTON, Va.--(BUSINESS WIRE)--October 20, 2010--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $5.7 million, or $0.20 per diluted common share, for the third quarter of 2010, compared with a net loss to common stockholders of $31.1 million, or $1.17 per diluted common share, for the same period in 2009. Lower loan loss provisions and a higher net interest margin drove the year-over-year increase in earnings, while non-performing assets and loans 90+ days past due declined $9.2 million during the quarter.

Peter A. Converse, President and Chief Executive Officer, commented, “We’re delighted to report our fourth consecutive quarter of higher profitability as well as continued reduction in non-performing assets. Net income to common stockholders of $5.7 million and NPAs and loans 90+ days past due of $82.4 million for the quarter ended September 30, 2010, represent a stark contrast to the third quarter of last year when we posted a $31.1 million loss and NPAs and loans 90+ days past due stood at $123.5 million. We have come a long way in the last twelve months and feel confident that the worst is behind us.

“Profitability continues to be driven by strong core operating earnings and lower provisioning expenses relative to year ago periods. Core operating earnings have benefited from the net interest margin rising to the high 3% range where it is expected to remain for the foreseeable future. In turn, quarterly core operating earnings are expected to trend to the $14 million level for the next few quarters as evidenced over the last two quarters and to enhance net income further as credit costs continue to decrease.”

Converse continued, “Aggressive problem asset resolution remains our top priority, with ongoing progress in reducing NPAs indicative of the positive results from these efforts to date. As NPAs ended the quarter at 2.9% of total assets, we remain optimistic on being able to lower them to 2.5% or less by year-end. Despite some market proclivity to aggregate troubled debt restructurings (TDRs) with NPAs, we account for TDRs as a separate set of impaired loans that have been restructured and are performing on an accrual basis. The strong performance of this category supports this approach. The $8.6 million sequential increase in the category is largely due to the restructuring of an $8.2 million relationship, that was and is performing on an accrual basis.”

Converse concluded, “We were pleased to increase our capital with the $9.3 million in net proceeds from the registered direct placement at the end of September. The pricing represented only a 7.2% discount to the prior night’s closing price and was meaningfully better than the prospective pricing for the public offering we cancelled in July. Furthermore, it presents the opportunity to raise an additional $11.4 million in gross proceeds over the next twelve months through the exercise of related warrants at a 14.3% premium to September’s offering price.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income (Loss)

For the three months ended September 30, 2010, the Company recorded net income of $7.0 million. After an effective dividend of $1.3 million to the U.S. Treasury on preferred stock, the Company reported net income to common stockholders of $5.7 million, or $0.20 per diluted common share, compared to a net loss to common stockholders of $31.1 million, or $1.17 per diluted common share, in the third quarter of 2009. For the nine months ended September 30, 2010, the Company reported net income to common stockholders of $13.2 million, or $0.46 per diluted common share, compared to a net loss to common stockholders of $40.8 million for the same period in 2009. Earnings improvement for both the three- and nine-month periods were attributable to lower provisions for loan losses and higher net interest margins.

Core operating earnings for the three months ended September 30, 2010, were $14.6 million, up $2.3 million, or 18.7%, compared to $12.3 million for the three months ended September 30, 2009. On a sequential basis, core operating earnings were up $394 thousand for the three months ended September 30, 2010. The Company calculates core operating earnings by excluding taxes, provisions for loan losses, losses on other real estate owned and impairment losses on securities from net income. In the current three-month period, the Company is also excluding from net income $1.0 million in bank-owned life insurance death benefits received.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $5.1 million for the quarter ended September 30, 2010, compared to $49.0 million in the same period in 2009, with total net charge-offs of $4.7 million in the third quarter of 2010 versus $17.9 million for the same period a year ago. For the nine months ended September 30, 2010, provisions for loan losses totaled $13.5 million compared to $80.8 million for the prior year period, with 2010 year-to-date net charge-offs of $15.9 million significantly reduced from $47.2 million in the nine months ended September 30, 2009.

Total non-performing assets and loans 90+ days past due declined from $123.5 million at September 30, 2009, to $82.4 million at September 30, 2010, and decreased $9.2 million sequentially from $91.6 million at June 30, 2010. As of September 30, 2010, the allowance for loan losses represented 2.80% of total loans, up slightly from 2.77% at June 30, 2010, with such allowance covering 108.2% of total non-performing loans.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of September 30, 2010, $38.0 million, or 65.5%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $7.6 million, or 13.2%, represented loans on one-to-four family residential properties, $6.8 million, or 11.8%, represented non-farm, non-residential loans, and $5.3 million, or 9.2%, represented commercial and industrial loans.

Included in the loan portfolio are loans classified as troubled debt restructurings (“TDRs”), totaling $105.6 million. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. These loans make up 4.7% of the total loan portfolio and represent $29.1 million in ADC loans, $60.0 million in non-farm, non-residential real estate loans, $11.8 million in commercial loans and $4.7 million in one-to-four family residential loans.

Net Interest Income

Net interest income of $27.2 million for the third quarter of 2010 was up $3.8 million, or 16.1%, over the same quarter last year, due primarily to an increase in the net interest margin from 3.52% in the third quarter of 2009 to 3.96% for the current three-month period. Year-to-date net interest income of $78.2 million was up 18.2%, compared to $66.2 million in 2009. On a sequential basis, the net interest margin was up seven basis points. The year-over-year increases in the net interest margin were driven by lower deposit costs due to significant reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transaction accounts. As a result, the average cost of interest-bearing deposits fell from 2.34% in the third quarter of 2009, to 1.57% in the third quarter of 2010, while the yield on interest-earning assets declined only fifteen basis points from 5.65% to 5.50% for the same periods. Management anticipates the net interest margin will range between 3.7% and 3.9% over the next few quarters.

Non-Interest Income (Loss)

For the three months ended September 30, 2010, the Company recognized $2.4 million in non-interest income, compared to a non-interest loss of $7.6 million for the three months ended September 30, 2009. For the nine months ended September 30, 2010, the Company recognized non-interest income of $2.1 million compared to a non-interest loss of $3.8 million for the same period in 2009. Non-interest income for the third quarter of 2010 includes $713 thousand in losses on other real estate owned and $1.0 million in bank-owned life insurance death benefits received, while in the third quarter of 2009, non-interest income included $9.1 million in losses on other real estate owned and $280 thousand in impairment losses on securities. Fees and net gains on loans held for sale increased $425 thousand during the third quarter of 2010 from the second quarter of 2010, and decreased by $637 thousand for the nine months ended September 30, 2010, from the same period last year.

Non-Interest Expense

Non-interest expense increased $1.7 million, or 13.0%, from $12.9 million in the third quarter of 2009, to $14.6 million in the third quarter of 2010, and was up $2.6 million, or 6.5%, from $39.5 million for the nine months ended September 30, 2009, to $42.1 million year-to-date 2010. Compared to the second quarter of 2010, non-interest expense was up $870 thousand. The majority of the year-over-year increases were due to higher legal and professional services expenses associated with the collection of non-performing loans and higher carrying expenses on other real estate owned. Despite these increases, higher levels of net interest income resulted in the efficiency ratio improving from 51.9% in the third quarter of 2009 to 48.2% in the third quarter of 2010.

Investment Securities

Investment securities increased $11.9 million, or 3.2%, year-over-year to $380.9 million at September 30, 2010, and were up $1.7 million sequentially from June 30, 2010. U.S. Government agency securities, including callable step-up bonds and collateralized mortgage obligations (CMOs) comprised a majority of the increases. The portfolio contains four pooled trust preferred securities with an amortized cost basis of $6.0 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Since the first quarter of 2009, the Bank has recorded an aggregate impairment loss of $3.3 million on three of the four pools, and recorded no impairment loss for the third quarter of 2010.

Loans

Loans, net of allowance for loan losses, increased $23.8 million, or 1.1%, from $2.15 billion at September 30, 2009, to $2.18 billion at September 30, 2010. Non-farm, non-residential real estate loans increased $69.2 million, or 6.5%, and one-to-four family residential loans increased $23.8 million, or 6.0%, while ADC loans fell by $62.9 million, or 14.4%, and commercial loans were down $32.0 million, or 13.3%. Sequentially, net loans were down $9.9 million, or 0.5%. While there was a slight increase in loan levels year-over-year, loan production in 2010 has been negatively impacted by lower economic activity and demand for credit in both the business and consumer sectors, a reallocation of lending personnel to problem loan identification and resolution and a strategic decision to restrict acquisition, development and construction lending and an increased emphasis on deposit generation and non-credit products. Lending efforts are being focused on building greater market share in commercial lending, especially in sectors forecast for growth, such as government contract lending, professional practices and associations and select service industries, with strategic hiring, marketing campaigns and calling efforts.

Deposits

For the twelve months ended September 30, 2010, deposits increased $88.7 million, or 4.0%, to $2.32 billion, with demand deposits increasing $41.3 million, or 18.1%, savings and interest-bearing demand deposits increasing by $332.2 million, or 37.2%, and time deposits falling $284.8 million, or 25.5%. Sequentially, deposits rose $9.4 million, or 0.4%, with demand deposits increasing by $15.2 million, or 6.0%, savings and interest-bearing demand accounts growing $28.8 million, or 2.4%, and time deposits decreasing by $34.6 million, or 4.0%. The increases in demand deposits are primarily due to successful deposit gathering efforts led by the Company’s team of eight business development officers who are focused on acquisition and retention of commercial operating funds, cash management services and other related cross-sales. The increases in savings and interest-bearing demand deposits were due primarily to success with the Company’s MEGA Savings and MEGA Checking account products as well as its Premier Interest Checking for non-profits. The declines in time deposits are reflective of strategic pricing of certificates of deposits relative to both the competitive market and the Company’s pricing on interest-bearing transaction accounts. The proportionate share of time deposits to total deposits has declined from a peak of 67.2% at year-end 2008 to 35.7% as of September 30, 2010. Brokered certificates of deposit represent $30.0 million of total time deposits, or 1.3% of total deposits, that mature in October 2010 and will not be renewed.

Capital Levels and Stockholders’ Equity

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $11.4 million in gross proceeds to the Company. The warrants each have an exercise price of $6.00 per share, which represents a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants, exercisable for a total of 952,383 shares of common stock, are exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 952,383 shares of common stock, are exercisable for a period of twelve months following the closing date.

Stockholders’ equity increased $31.0 million, or 14.4%, from $216.0 million at September 30, 2009, to $247.0 million at September 30, 2010, with $9.3 million in net proceeds from the above referenced stock issuance, net income to common stockholders of $16.2 million over the twelve-month period, a $2.9 million increase in other comprehensive income related to the investment securities portfolio, and $1.2 million in proceeds and tax benefits related to the exercise of options by Company directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio increased from 11.53% at September 30, 2009, to 13.00% at September 30, 2010, its total qualifying capital ratio increased from 12.78% to 14.25% and its tangible common equity ratio increased from 5.30% to 6.39%. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 87 basis points, and its tangible common equity ratio is up 53 basis points.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on October 20, 2010, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2010 financial results. The public is invited to listen to this conference call by dialing 866-793-1299 at least 10 minutes prior to the call.

A replay of the conference call will be available from 1:00 p.m. Eastern Daylight Time on October 20, 2010, until 11:59 p.m. Eastern Daylight Time on October 27, 2010. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1490487.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core operating earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, losses on other real estate owned and impairment losses on securities from net income. For the three months ended September 30, 2010, the Company is also excluding from net income $1.0 million in bank-owned life insurance death benefits received. These excluded items are difficult to predict and we believe that core operating earnings provides the Company and investors with a valuable measure of the performance of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of core operating earnings for the three months ended September 30, 2010, September 30, 2009, and June 30, 2010 is as follows:

	Three Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2010	2009	2010

Net Income (loss)	$6,958	$(29,887)	$5,571
Adjustments to net income (loss):
Provision for loan losses	5,100	49,000	4,200
Loss on other real estate owned	713	9,085	1,060
Impairment loss on securities	--	280	668
Provision (benefit) for income taxes	2,917	(16,204)	2,750
Death benefits received from bank owned life insurance	(1,045)	--	--

Core Operating Earnings	$14,643	$12,274	$14,249

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income before losses on other real estate owned. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and nine months ended September 30, 2010 and September 30, 2009 is as follows:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Summary Operating Results:
Non-interest expense	$14,598	$12,922	$42,115	$39,531

Net interest income	27,181	23,404	78,218	66,161
Non-interest income	2,392	(7,573)	2,109	(3,804)
Losses on other real estate owned	713	9,085	2,691	9,085
Total	$30,286	$24,916	$83,018	$71,442

Efficiency Ratio, adjusted	48.2%	51.9%	50.7%	55.3%

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of September 30, 2010, September 30, 2009, June 30, 2010 and March 31, 2010 is as follows:

(in thousands)	As of September 30,		June 30,	March 31,
	2010	2009	2010	2010
Tangible common equity:
Total stockholders’ equity	$247,012	$215,994	$230,331	$224,259

Less:
Outstanding TARP senior preferred stock	65,082	63,630	64,719	64,356
Intangible assets	--	--	--	--
Tangible common equity	$181,930	$152,364	$165,612	$159,903

Total tangible assets	$2,846,003	$2,734,112	$2,826,807	$2,803,004

Tangible common equity ratio	6.39%	5.57%	5.86%	5.70%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, projected growth, capital position, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Summary Operating Results:
Interest and dividend income	$37,832	$ 37,623	0.6%	$111,720	$ 112,360	-0.6%
Interest expense	10,651	14,219	-25.1%	33,502	46,199	-27.5%
Net interest income	27,181	23,404	16.1%	78,218	66,161	18.2%
Provision for loan losses	5,100	49,000	-89.6%	13,538	80,813	-83.2%
Non-interest income (charges)	2,392	(7,573)	-131.6%	2,109	(3,804)	-155.4%
Non-interest expense	14,598	12,922	13.0%	42,115	39,531	6.5%
Income (loss) before income taxes	9,875	(46,091)	-121.4%	24,674	(57,987)	-142.6%
Net income (loss)	$ 6,958	$(29,887)	-123.3%	$16,998	$(37,480)	-145.4%
Effective dividend on preferred stock	1,250	1,251	-0.1%	3,752	3,288	14.1%
Net income (loss) available to common stockholders	$ 5,708	$(31,138)	-118.3%	$ 13,246	$(40,768)	-132.5%

Performance Ratios:
Return on average assets	0.97%	-4.34%		0.81%	-1.83%
Return on average equity	11.66%	-49.33%		9.92%	-20.36%
Net interest margin	3.96%	3.52%		3.88%	3.34%
Efficiency ratio, adjusted	48.2%	51.9%		50.7%	55.3%

Per Share Data:
Earnings (loss) per common share-basic	$0.21	$(1.17)	117.9%	$0.49	$(1.53)	132.0%
Earnings (loss) per common share-diluted	$0.20	$(1.17)	117.1%	$0.46	$(1.53)	130.1%
Average number of shares outstanding:
Basic	27,599,007	26,694,898		27,159,404	26,691,490
Diluted	28,893,969	26,925,625		28,486,251	26,974,070

	As of September 30,
	2010	2009	% Change		06/30/10	3/31/10
Selected Balance Sheet Data:
Loans, net	$2,178,034	$2,154,252	1.1%		$2,187,912	$2,203,156
Investment securities	380,915	369,059	3.2%		379,212	334,160
Assets	2,846,003	2,734,112	4.1%		2,826,807	2,803,004
Deposits	2,323,478	2,234,804	4.0%		2,314,086	2,299,989
Stockholders’ equity	247,012	215,994	14.4%		230,331	224,259
Book value per common share	$6.09	$5.43	12.2%		$5.91	$5.69

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	13.00%	11.53%			12.13%	11.91%
Bank	12.60%	11.48%			12.09%	11.81%
Total qualifying capital:
Company	14.25%	12.78%			13.38%	13.16%
Bank	13.85%	12.73%			13.34%	13.06%
Tier 1 leverage:
Company	10.84%	10.21%			10.37%	10.34%
Bank	10.52%	10.17%			10.36%	10.29%
Tangible common equity:
Company	6.39%	5.57%			5.86%	5.70%
Bank (1)	10.60%	10.20%			10.39%	10.20%

(1) Calculated by dividing total stockholders’ equity by total assets, as the Bank has no intangible assets or non-common equity.

	As of September 30,
	2010	2009	06/30/10	3/31/10

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$5,176	$9,792	$5,346	$9,931
Real estate-one-to-four family residential:
Closed end first and seconds	6,554	6,846	4,369	4,610
Home equity lines	724	781	630	693
Total Real estate-one-to-four family residential	$7,278	$7,627	$4,999	$5,303
Real estate-multi-family residential	--		--	--
Real estate-non-farm, non-residential:
Owner Occupied	5,251	9,703	8,045	9,019
Non-owner occupied	1,204	9,152	8,298	14,871
Total Real estate-non-farm, non-residential	$6,455	$18,855	$16,343	$23,890
Real estate-construction:
Residential-Owner Occupied	--	2,389	--	--
Residential-Builder	31,138	36,886	30,877	36,078
Commercial	6,861	9,457	6,911	6,911
Total Real estate-construction:	$37,999	$48,732	$37,788	$42,989
Consumer	110	187	122	119
Total Non-accrual loans	57,018	$85,193	64,598	$82,232
OREO	24,395	36,402	26,477	26,269
Total non-performing assets	$81,413	$121,595	$91,075	$108,501

Loans 90+ days past due and still accruing:
Commercial	$149	$150	$264	$45
Real estate-one-to-four family residential:
Closed end first and seconds	--	--	280	238
Home equity lines	369	--	--	--
Total Real estate-one-to-four family residential	$369	$--	$280	$238
Real estate-multi-family residential	--	1,506	--	--
Real estate-non-farm, non-residential:
Owner Occupied	361	--	--	--
Non-owner occupied	--	249	--	--
Total Real estate-non-farm, non-residential	$361	$249	$--	$--
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	--	--	--	26
Commercial	--	--	--	--
Total Real estate-construction:	$--	$--	$--	$26
Consumer	100	--	--	9
Total loans 90+ days past due and still accruing	$979	$1,905	$544	$318

Total non-performing assets and past due loans	$82,392	$123,500	$91,619	$108,819

Troubled debt restructurings	$105,617	$31,787	$96,976	$80,993

Non-performing assets
to total loans:	3.63%	5.46%	4.04%	4.78%
to total assets:	2.86%	4.45%	3.22%	3.87%
Non-performing assets and past due loans
to total loans:	3.67%	5.54%	4.06%	4.79%
to total assets:	2.90%	4.52%	3.24%	3.88%
Allowance for loan losses to total loans	2.80%	3.15%	2.77%	2.75%
Allowance for loan losses to non-performing loans	108.24%	80.50%	95.71%	75.60%

Total allowance for loan losses	$62,776	$70,114	$62,345	$62,407

	As of September 30,
	2010	2009	06/30/10	3/31/10

Loans 30 to 89 days past due
Commercial	$1,237	$2,728	$73	$393
Real estate-one-to-four family residential:
Closed end first and seconds	1,813	2,950	3,374	1,233
Home equity lines	786	42	830	3,225
Total Real estate-one-to-four family residential	$2,599	$2,992	$4,204	$4,458
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	12,463	5,779	1,612	2,184
Non-owner occupied	174	16,447	2,129	5,277
Total Real estate-non-farm, non-residential	$12,637	$22,226	$3,741	$7,461
Real estate-construction:
Residential-Owner Occupied	--	829	--	--
Residential-Builder	1,372	1,554	2,270	1,079
Commercial	--	336	--	--
Total real estate-construction:	$1,372	$2,719	$2,270	$1,079
Farmland	--	--	--	--
Consumer	36	212	55	110
Total loans 30 to 89 days past due	$17,881	$30,877	$10,343	$13,501

	For nine months ended September 30,		For six months ended	For three months ended
	2010	2009	06/30/10	3/31/10

Net charge-offs
Commercial	$3,919	$15,350	$3,748	$2,491
Real estate-one-to-four family residential:
Closed end first and seconds	2,368	1,405	2,249	1,964
Home equity lines	77	961	88	(14)
Total Real estate-one-to-four family residential	$2,445	$2,366	$2,337	$1,950
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	1,350	468	1,273	760
Non-owner occupied	1,479	58	1,336	188
Total Real estate-non-farm, non-residential	$2,829	$526	$2,609	$948
Real estate-construction:
Residential-Owner Occupied	368	702	116	116
Residential-Builder	6,361	17,100	2,581	953
Commercial	(233)	10,946	(283)	(125)
Total real estate-construction:	$6,496	$28,748	$2,414	$944
Farmland	--	--	--	--
Consumer	225	184	138	650
Total net charge-offs	$15,914	$47,174	$11,246	$6,983
Net charge-offs to average loans outstanding	0.70%	2.06%	0.49%	0.31%

Total provision for loan losses	$13,538	$80,813	$8,438	$4,238

	As of September 30,
	2010	2009	% Change	06/30/10	% Change

Loan Portfolio:
Commercial	$207,909	$239,895	-13.3%	$217,859	-4.57%
Real estate-one to four family residential:
Closed end first and seconds	288,318	264,398	9.0%	284,118	1.5%
Home equity lines	134,159	134,295	-0.1%	135,508	-1.0%
Total Real estate-one-to-four family residential	$422,477	$398,693	6.0%	$419,626	0.7%
Real estate-multifamily residential	86,896	68,002	27.8%	84,453	2.89%
Real estate-non-farm, non-residential:
Owner Occupied	476,812	430,173	10.8%	483,032	-1.29%
Non-owner occupied	662,695	640,136	3.5%	657,957	0.72%
Total Real estate-non-farm, non-residential	$1,139,507	$1,070,309	6.5%	$1,140,989	-0.13%
Real estate-construction:
Residential-Owner Occupied	15,152	13,645	11.0%	16,792	-9.77%
Residential-Builder	174,896	235,358	-25.7%	182,962	-4.41%
Commercial	185,444	189,431	-2.1%	179,192	3.49%
Total Real estate-construction:	$375,492	$438,434	-14.4%	$378,946	-0.91%
Farmland	2,410	2,678	-10.0%	2,299	4.83%
Consumer	9,794	10,191	-3.9%	9,969	-1.76%
Total loans	$2,244,485	$2,228,202	0.7%	$2,254,141	-0.43%
Less unearned income	3,675	3,836	-4.2%	3,884	-5.38%
Less allowance for loan losses	62,776	70,114	-10.5%	62,345	0.69%
Loans, net	$2,178,034	$2,154,252	1.1%	$2,187,912	-0.45%

	As of September 30, 2010
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$4,517	2.4%	$--	--	--
Montgomery, MD	5,092	2.7%	3,349	1.8%	1.8%
Prince Georges, MD	18,316	9.6%	877	0.5%	--
Other Counties in MD	3,682	1.9%	1,576	0.8%	0.7%
Arlington/Alexandria, VA	32,849	17.3%	4,611	2.4%	--
Fairfax, VA	45,670	24.1%	4,583	2.4%	--
Culpeper/Fauquier, VA	4,449	2.3%	3,695	1.9%	0.8%
Frederick, VA	6,281	3.3%	6,250	3.3%	--
Loudoun, VA	30,215	15.9%	770	0.4%	--
Prince William, VA	7,571	4.0%	1,063	0.6%	--
Spotsylvania, VA	468	0.2%	--	--	--
Stafford, VA	21,255	11.2%	4,364	2.3%	0.1%
Other Counties in VA	8,128	4.3%	--	--	0.1%
Outside VA, D.C. & MD	1,555	0.8%	--	--	--
	$190,048	100.0%	$31,138	16.4%	3.5%

	As of September 30, 2010
Commercial, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$10,348	5.6%	$--	--	--
Montgomery, MD	1,371	0.7%	--	--	--
Prince Georges, MD	12,493	6.7%	--	--	--
Other Counties in MD	9,428	5.1%	--	--	--
Arlington/Alexandria, VA	9,312	5.0%	--	--	--
Fairfax, VA	22,385	12.1%	--	--	-0.1%
Culpeper/Fauquier, VA	3,020	1.6%	--	--	--
Henrico, VA	843	0.5%	--	--	--
Loudoun, VA	44,247	23.9%	4,797	2.6%	--
Prince William, VA	37,691	20.3%	2,064	1.1%	--
Spotsylvania, VA	2,712	1.5%	--	--	--
Stafford, VA	29,702	16.0%	--	--	--
Other Counties in VA	1,892	1.0%	--	--	--
Outside VA, D.C. & MD	--	--	--	--	--
	$185,444	100.0%	$6,861	3.7%	-0.1%

	As of September 30, 2010
Non-Farm/Non-Residential By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$73,191	6.4%	$--	--	--
Montgomery, MD	41,701	3.7%	--	--	0.1%
Prince Georges, MD	54,056	4.7%	1,099	0.1%	--
Other Counties in MD	47,201	4.1%	--	--	--
Arlington/Alexandria, VA	177,236	15.5%	2,296	0.2%	--
Fairfax, VA	275,798	24.2%	--	--	--
Culpeper/Fauquier, VA	5,746	0.5%	--	--	--
Frederick, VA	6,539	0.6%	--	--	--
Henrico, VA	29,329	2.6%	--	--	0.1%
Loudoun, VA	107,812	9.5%	1,500	0.1%	0.1%
Prince William, VA	210,918	18.5%	1,334	0.1%	--
Spotsylvania, VA	21,231	1.9%	--	--	--
Stafford, VA	21,059	1.8%	--	--	--
Other Counties in VA	57,652	5.1%	226	0.1%	--
Outside VA, MD & DC	10,038	0.9%	--	--	--
	$1,139,507	100.0%	$6,455	0.6%	0.3%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $27.0 million will mature in 2010, $54.5 million in 2011 and $65.1 million in 2012.

	As of September 30,
	2010	2009	% Change	6/30/10	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$279,631	$263,871	6.0%	$277,282	0.85%
Pooled trust preferred securities	1,198	3,084	-61.2%	1,481	-19.11%
Obligations of states and political subdivisions	61,232	42,585	43.8%	57,249	6.96%
	$342,061	$309,540	10.5%	$336,012	1.80%
Held-to-maturity:
U.S. Government Agency obligations	$7,047	$13,574	-48.1%	$9,556	-26.26%
Obligations of states and political subdivisions	31,807	45,945	-30.8%	33,644	-5.46%
	$38,854	$59,519	-34.7%	$43,200	-10.06%

Virginia Commerce Bancorp, Inc. Consolidated Balance Sheets (Dollars in thousands, except per share data) As of September 30, (Unaudited)

	2010	2009
Assets
Cash and due from banks	$34,520	$25,760
Investment securities (fair value: 2010, $384,734; 2009, $370,417)	380,915	369,059
Restricted stocks, at cost	11,752	11,751
Federal funds sold	113,250	56,413
Loans held-for-sale	14,175	2,285
Loans, net of allowance for loan losses of $62,776 in 2010 and $70,114 in 2009	2,178,034	2,154,252
Bank premises and equipment, net	12,224	14,150
Accrued interest receivable	10,617	10,359
Other real estate owned, net of valuation allowance of $6,001 in 2010, and $8,967 in 2009	24,395	36,402
Other assets	66,121	53,681
Total assets	$2,846,003	$2,734,112
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$269,703	$228,395
Savings and interest-bearing demand deposits	1,223,748	891,568
Time deposits	830,027	1,114,841
Total deposits	$2,323,478	$2,234,804
Securities sold under agreement to repurchase and federal funds purchased	178,632	185,531
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,249	65,993
Accrued interest payable	3,173	5,048
Other liabilities	2,459	1,742
Total liabilities	$2,598,991	$2,518,118
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$65,082	$63,630
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2010, 28,893,186 including 9,335 in unvested restricted stock issued; 2009, 26,695,810	28,884	26,696
Surplus	104,693	96,359
Warrants	8,520	8,520
Retained earnings	35,918	19,766
Accumulated other comprehensive income, net	3,915	1,023
Total stockholders’ equity	$247,012	$215,994
Total liabilities and stockholders’ equity	$2,846,003	$2,734,112

Virginia Commerce Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$33,997	$33,707	$100,138	$100,336
Interest and dividends on investment securities:
Taxable	3,131	3,366	9,722	10,523
Tax-exempt	554	426	1,456	1,177
Dividends on restricted stocks	91	97	267	265
Interest on federal funds sold	59	27	137	59
Total interest and dividend income	$37,832	$37,623	$111,720	$112,360
Interest expense:
Deposits	$8,113	$11,649	$25,972	$39,076
Securities sold under agreement to repurchase
and federal funds purchased	1,023	1,022	3,022	2,477
Other borrowed funds	272	272	806	806
Trust preferred capital notes	1,243	1,276	3,702	3,840
Total interest expense	$10,651	$14,219	$33,502	$46,199
Net interest income	$27,181	$23,404	$78,218	$66,161
Provision for loan losses	5,100	49,000	13,538	80,813
Net interest income after provision for loan losses	$22,081	$(25,596)	$64,680	$(14,652)
Non-interest income (charges):
Service charges and other fees	$841	$893	$2,555	$2,683
Non-deposit investment services commissions	222	165	529	444
Fees and net gains on loans held-for-sale	908	615	1,737	2,374
Loss on other real estate owned	(713)	(9,085)	(2,691)	(9,085)
Gain on sale of securities	--	--	139	--
Impairment loss on securities	--	(280)	(1,519)	(418)
Other	1,134	119	1,359	198
Total non-interest income (charges)	$2,392	$(7,573)	$2,109	$(3,804)
Non-interest expense:
Salaries and employee benefits	$6,253	$5,645	$18,239	$17,260
Occupancy expense	2,414	2,466	7,534	7,670
FDIC insurance	1,312	1,304	3,953	4,100
Franchise tax expense	720	775	2,155	2,325
Data processing expense	553	598	1,806	1,774
Other operating expense	3,346	2,134	8,428	6,402
Total non-interest expense	$14,598	$12,922	$42,115	$39,531
Income (loss) before taxes	$9,875	$(46,091)	$24,674	$(57,987)
Provision (benefit) for income taxes	2,917	(16,204)	7,676	(20,507)
Net income (loss)	$6,958	$(29,887)	$16,998	$(37,480)
Effective dividend on preferred stock	1,250	1,251	3,752	3,288
Net income (loss) available to common stockholders	$5,708	$(31,138)	$13,246	$(40,768)
Earnings (loss) per common share, basic	$0.21	$(1.17)	$0.49	$(1.53)
Earnings (loss) per common share, diluted	$0.20	$(1.17)	$0.46	$(1.53)

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Three Months Ended September 30, (Unaudited)

	2010			2009
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$382,399	$3,685	4.04%	$327,690	$3,792	4.78%
Restricted stock	11,752	91	3.06%	11,752	97	3.29%
Loans, net of unearned income (2)	2,249,901	33,997	6.01%	2,266,294	33,707	5.91%
Interest-bearing deposits in other banks	379	--	0.11%	89	--	0.09%
Federal funds sold	103,072	59	0.23%	48,725	27	0.21%
Total interest-earning assets	$2,747,503	$37,832	5.50%	$2,654,550	$37,623	5.65%
Other assets	87,488			78,765
Total Assets	$2,834,991			$2,733,315

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$350,711	$749	0.85%	$238,988	$728	1.21%
Money market accounts	157,157	447	1.13%	162,353	593	1.45%
Savings accounts	696,270	2,499	1.42%	432,362	2,111	1.94%
Time deposits	851,433	4,418	2.06%	1,141,571	8,217	2.86%
Total interest-bearing deposits	$2,055,571	$8,113	1.57%	$1,975,274	$11,649	2.34%
Securities sold under agreement to repurchase and federal funds purchased	183,564	1,023	2.21%	192,538	1,022	2.11%
Other borrowed funds	25,000	272	4.25%	25,000	272	4.25%
Trust preferred capital notes	66,217	1,243	7.35%	65,962	1,276	7.57%
Total interest-bearing liabilities	$2,330,352	$10,651	1.81%	$2,258,774	$14,219	2.50%
Demand deposits	255,484			219,456
Other liabilities	12,468			14,731
Total liabilities	$2,598,304			$2,492,961
Stockholders’ equity	236,687			240,354
Total liabilities and stockholders’ equity	$2,834,991			$2,733,315
Interest rate spread			3.69%			3.15%
Net interest income and margin		$27,181	3.96%		$23,404	3.52%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $672 thousand and $1.3 million for the three months ended September 30, 2010 and 2009, respectively.

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Nine Months Ended September 30, (Unaudited)

	2010			2009
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$361,101	$11,178	4.25%	$326,009	$11,700	4.73%
Restricted stock	11,752	267	3.03%	11,534	265	3.07%
Loans, net of unearned income (2)	2,265,573	100,138	5.92%	2,290,830	100,336	5.87%
Interest-bearing deposits in other banks	204	--	0.09%	89	--	0.11%
Federal funds sold	79,399	137	0.23%	39,197	59	0.20%
Total interest-earning assets	$2,718,029	$111,720	5.53%	$2,667,659	$112,360	5.66%
Other assets	87,186			66,472
Total Assets	$2,805,215			$2,734,131

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$333,984	$2,378	0.95%	$220,039	$2,054	1.25%
Money market accounts	153,121	1,418	1.24%	157,718	1,743	1.48%
Savings accounts	646,466	7,477	1.55%	326,744	5,271	2.16%
Time deposits	912,538	14,699	2.15%	1,275,712	30,008	3.14%
Total interest-bearing deposits	$2,046,109	$25,972	1.70%	$1,980,213	$39,076	2.64%
Securities sold under agreement to repurchase and federal funds purchased	183,627	3,022	2.20%	188,575	2,477	1.76%
Other borrowed funds	25,000	806	4.25%	25,000	806	4.25%
Trust preferred capital notes	66,154	3,702	7.38%	65,898	3,840	7.68%
Total interest-bearing liabilities	$2,320,890	$33,502	1.93%	$2,259,686	$46,199	2.73%
Demand deposits	241,767			213,942
Other liabilities	13,342			14,373
Total liabilities	$2,575,999			$2,488,001
Stockholders’ equity	229,216			246,130
Total liabilities and stockholders’ equity	$2,805,215			$2,734,131
Interest rate spread			3.60%			2.93%
Net interest income and margin		$78,218	3.88%		$66,161	3.34%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.0 million and $3.0 million for the nine months ended September 30, 2010 and 2009, respectively.

CONTACT:
Virginia Commerce Bancorp, Inc.
William K. Beauchesne, 703-633-6120
Executive Vice President and Chief Financial Officer
wbeauchesne@vcbonline.com